UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On April 29, 2008, Tyco International Ltd. (the “Company”) signed a definitive agreement with the State of New Jersey, on behalf of several of the State’s pension funds, to settle the previously disclosed action brought in 2002 by the State against the Company, its former auditors and certain of its former officers and directors alleging that the defendants had, among other things, violated federal and state securities and other laws through the unauthorized and improper actions of prior management.

The agreement calls for the Company to make a payment of $73.25 million to the plaintiffs in exchange for the plaintiff’s agreement to dismiss the case against the Company and certain of its former directors and a former employee.  Pursuant to the Separation and Distribution Agreement entered in connection with the June 2007 separation of Tyco into three publicly traded companies, the Company’s share of the settlement amount is approximately $20 million, with Tyco Electronics and Covidien responsible for approximately $23 million and $31 million, respectively.  The Company has recorded the settlement and  related receivables from each of Covidien and Tyco Electronics for their respective shares of the settlement amount in its fiscal second quarter resulting in a net expense for its share of the settlement of approximately $20 million.  Payment of the settlement amount is to be made on or before June 2, 2008.  Upon the full execution of the definitive agreement by each of the other defendants party thereto, the parties shall file the agreed upon order of dismissal with the court, the entry of which will dismiss the litigation with prejudice.  The Company expects to pay the full amount of the settlement to the State and concurrently receive payment from Tyco Electronics and Covidien.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ John Jenkins
John Jenkins
Vice President and Corporate Secretary

Date: April 29, 2008